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Ex-10.36

EXECUTION VERSION

INVESTORS’ RIGHTS AGREEMENT

by and among

WSP HOLDINGS LIMITED

and

THE OTHER PARTIES SET FORTH HEREIN

Dated: October 17, 2007

9.1	Qualifying IPO	16
9.2	Consent to Non-Qualifying IPO	16
ARTICLE X SHARE CERTIFICATE LEGEND		16
ARTICLE XI CONFIDENTIALITY		17
11.1	Confidential Undertaking	17
11.2	Exceptions	17
11.3	Limited Disclosure	18
11.4	Announcement	18
11.5	Obligations to Survive	18
ARTICLE XII NATURE OF RIGHTS AND OBLIGATIONS		18
12.1	Reliance	18
12.2	Company’s obligations	19
ARTICLE XIII REPRESENTATIONS AND WARRANTIES		19
ARTICLE XIV MISCELLANEOUS		20
14.1	Termination	20
14.2	Actions by EMH	20
14.3	Prevalence of Agreement	20
14.4	Remedies	20
14.5	Benefit	20
14.6	Successors and Assigns	21
14.7	Amendments and Waivers	21
14.8	Notices	21
14.9	Counterparts	22
14.10	Headings	22
14.11	Governing Law	22
14.12	Dispute Resolution	22
14.13	Severability	24
14.14	Entire Agreement	24

SCHEDULES
1.	Investors
2.	Key Employees
3.	Form of Joinder
4.	Form of Indemnification Agreement

INVESTORS’ RIGHTS AGREEMENT

THIS INVESTORS’ RIGHTS AGREEMENT, dated October 17, 2007 (this ”Agreement”), among WSP Holdings Limited, a company organized and existing under the laws of the Cayman Islands (the “Company”), Expert Master Holdings Limited, a company incorporated and existing under the laws of the British Virgin Islands (“EMH”), Mr. Piao Longhua (“Mr. Piao”), a national of the PRC and the several Persons named as Investors in Schedule 2 attached hereto (collectively the “Investors” and individually an “Investor”).

WHEREAS, as of the date of this Agreement, EMH holds 69.4% of the total share capital of the Company, and Mr. Piao is the sole shareholder of EMH.

WHEREAS, concurrently herewith, EMH, the Investors and Mr. Piao are entering into a Note and Warrant Purchase Agreement (the “Note Purchase Agreement”), pursuant to which EMH agrees to issue and sell to the Investors, and Investors agree to purchase from EMH, (i) notes (each, a “Note” and collectively, the “Notes”) having an aggregate principal amount of US$45 million and (ii) warrants (each, a “Warrant” and collectively, the “Warrants”) to purchase from EMH such number of Ordinary Shares of the Company at such purchase price as provided therein; and

WHEREAS, in order to induce each of the Investors to purchase the Notes and the Warrants and as a condition to the issuance and sale of the Notes and Warrants pursuant to the Note Purchase Agreement, each of the parties hereto has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 As used in this Agreement, unless the subject or context otherwise requires, the following words and expressions shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the Person specified (including without limitation, with respect to natural Persons, any spouse, child, adopted child, step child, sibling and parent of such natural Person).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Arbitration Notice” has the meaning set forth in Section 14.12 of this Agreement.

“Auditors” means the auditors for the time being of the Company.

“Big Four Accounting Firm” means Deloitte Touche Tohmatsu, Ernst & Young, KPMG or PricewaterhouseCoopers, and any of their respective successors.

“Board” means the Board of Directors of the Company.

“Business” has the meaning ascribed to it in Section 3.1.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York or Shanghai, the PRC are authorized or required by law or executive order to close.

“Change in Control” means any reorganization, consolidation, merger, sale or transfer of outstanding shares of the Company or of any of its Subsidiaries, including without limitation transactions impacting the equity securities of any Person owning outstanding shares of the Company or of any of its Subsidiaries, or similar transaction (other than a sale of shares by the Company or any of its Subsidiaries for capital raising purposes) in which its shareholders immediately prior to such reorganization, consolidation or merger, sale or transfer of shares or similar transaction do not (by virtue of their ownership of securities of the Company or of any of its Subsidiaries immediately prior to such transaction) directly or indirectly beneficially own shares possessing a majority of the voting power of the surviving company or companies or acquiring entity, as the case may be, immediately following such transaction.

“Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Directors” means the directors for the time being of the Company and shall, where applicable, include their duly appointed alternate directors.

“Dispute” has the meaning set forth in Section 14.12 of this Agreement.

“Encumbrance” means and includes any interest or equity of any Person (including, without limitation any right to acquire, option or preemptive right) or any mortgage, pledge, lien (including without limitation any unpaid vendor’s lien or similar lien), option, charge (whether fixed or floating), assignment, hypothecation, title retention or conditional sale agreement, lease, hire or hire purchase agreement, restriction as to transfer, use or possession, easement, subordination to any right of any other Person, or other agreement or arrangement which has the same or a similar effect to the granting of security, encumbrance or a security interest over or in the relevant property.

“GAAP” means generally accepted accounting principles in the United States of America, the International Financial Reporting Standards issued by the Board of the International Accounting Standards Committee from time to time, the International Accountings Standards issued by the International Accounting Standards Board from time to time or, in the event the Company employs equivalent accounting principles of another jurisdiction in preparation of its consolidated annual audited financial statements, the equivalent accounting principles of such other jurisdiction.

“Governmental Authorities” means the government of any nation, state or political subdivision thereof or any entity or agency exercising executive, legislative, judicial, regulatory or administrative functions of any of the foregoing.

“Group” or “Group Companies” means the Company and its Subsidiaries, and “Group Company” means each of them as the context may require.

“Group Budget” means the annual and supplementary budgets of the Group, including without limitation the capital expenditure budget, operating budget, investment budget, revenue forecast, cash flow forecast, profit and loss forecast and balance sheet.

“HKIAC” has the meaning set forth in Section 14.12 of this Agreement.

“Investor Director” has the meaning set forth in Section 4.1 of this Agreement.

“Investors” means the Persons named in Schedule 1, and shall include each of their successors and permitted assigns in accordance with the terms of this Agreement (including, without limitation, assignees described in Section 8.10).

“Joinder” means a joinder substantially in the form set out in Schedule 4.

“Key Employees” means the persons named as Key Employees in Schedule 2 and shall include any other persons appointed to such positions or other positions with similar responsibilities.

“majority in interest” means, with respect to any group of Persons, the holders of at least a majority of all Ordinary Shares then held by such group of Persons, calculated on a fully diluted basis.

“Memorandum” means the memorandum of association of the Company (as from time to time amended, modified or supplemented).

“Mr. Piao” means Mr. Piao Longhua, a national of the People’s Republic of China.

“Offeree(s)” has the meaning set forth in Section 8.10 of this Agreement.

“Ordinary Shares” means the Ordinary Shares, par value US$0.0001 per share, of the Company or any other share capital of the Company into which such Ordinary Shares are reclassified or constituted.

“Parties” means EMH, Mr. Piao, the Investors and the Company, and “Party” means each or any of them.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“PRC” means the People’s Republic of China and for purposes of this Agreement shall not include Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

“Principal Tribunal” has the meaning set forth in Section 14.12 of this Agreement.

“Qualifying IPO” means a firm commitment underwritten public offering of Ordinary Shares on a Recognized Stock Exchange, in which the market capitalization of the Company upon the consummation of such offering is not less than US$600,000,000 and the aggregate net proceeds to the Company and the selling shareholders exceed US$150,000,000.

“Recognized Stock Exchange” means NASDAQ, the New York Stock Exchange or any other internationally recognized stock exchange or other securities organization as may be agreed to by the Investors and Mr. Piao.

“Reserved Matters” means each of the matters in Section 5.1.

“Renminbi” means the lawful currency of the PRC.

“Shares” means the shares (whether ordinary, preference or otherwise) in the capital of the Company and “shareholding” shall be construed accordingly.

“Subsidiary” means, in respect of any Person, any entity Controlled, directly or indirectly, by such Person, such Control being evidenced by (a) the ownership of more than fifty percent (50%) of the shares of such entity; (b) the ability to control the composition of the majority of the board of directors of such entity, or (c) the ability to exercise or control the exercise of more than fifty percent (50%) of the voting rights of such entity.

“U.S.” or “U.S.A.” means the United States of America.

“US$” means U.S. Dollar, the lawful currency of the United States of America.

“Warrants” has the meaning set forth in the recitals of this Agreement.

“Warrant Shares” means the Ordinary Shares that the Investors receive upon the exercise of the Warrants.

1.2 Any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as from time to time modified or re-enacted whether before or after the date of this Agreement so far as such modification or re-enactment applies or is capable of applying to any transactions entered into prior to the date of this Agreement and (so far as liability thereunder may exist or can arise) shall include also any past statutory provisions or regulations (as from time to time modified or re-enacted) which such provisions or regulations have directly or indirectly replaced.

1.3 References to “Recitals”, “Articles”, “Sections” and “Schedules” are to recitals and sections of and the schedules to this Agreement and references to this “Agreement” shall mean this Agreement and the Recitals, Articles, Sections and Schedules hereto.

1.4 Unless the context otherwise requires, references to the singular number shall include references to the plural number and vice versa, references to natural persons shall include bodies corporate, and the use of any gender shall include all genders.

1.5 References to any agreement or document including this Agreement shall include such agreement or document as amended, modified, varied or supplemented from time to time.

1.6 References to any U.S. legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than U.S. be deemed to include what most nearly approximates in that jurisdiction to the U.S. legal term.

1.7 The words “written” and “in writing” include any means of visible reproduction (excluding, for avoidance of doubt, email).

1.8 With respect to “Key Employees” or “Mr. Piao”, all covenants, agreements, representations, warranties, undertakings, stipulations, terms, conditions and other provisions hereof shall bind their successors and permitted assigns.

1.9 References to “liability” or “liabilities” means any responsibility or obligation whether known or unknown, whether absolute or contingent, whether as primary obligations or guarantee obligations, whether liquidated or unliquidated, whether due or to become due, whether disputed or undisputed, and whether legal or equitable.

1.10 All figures, percentages and calculations under this Agreement shall where necessary be rounded up to two decimal places, other than those expressed to be “approximate”.

1.11 Any conversion of an amount from one currency to another currency shall be effected at such rate of exchange as may be agreed by the Parties from time to time. Without prejudice to the foregoing, unless otherwise agreed by the Parties in writing, any conversion from Renminbi to United States Dollars and vice versa shall be effected at the median exchange rate quoted by the People’s Bank of China on the relevant accounting date or date of transaction (as the case may be).

ARTICLE II

FURTHER ASSURANCES

Each of the Parties shall execute such documents and perform such further acts (including, without limitation, voting their equitable securities, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any relevant Governmental Authority or any other Person) as may be reasonably required or desirable to give effect to, to carry out or to perform the provisions of this Agreement.

ARTICLE III

BUSINESS OF THE GROUP

3.1 Business. Save as specifically provided in this Agreement, the Company shall carry on the business of an investment holding company investing in other companies, including the other Group Companies, which are engaged in the businesses (collectively, the “Business”) of:

(a) Manufacturing and selling of seamless OCTG, including casting, tubing and drill pipes used for oil and natural gas exploration, drilling and extraction;

(b) Researching and developing technologies for producing higher margin, higher value-added non-API products including but not limited to specialized seamless OCTG suitable for diverse environmental conditions, including deep or super-deep wells, high temperature, highly pressurized and high corrosive conditions;

(c) Researching and developing technologies to produce new materials, new design of premium connectors, and other production techniques (including improved corrosion-resistance and upsetting);

(d) Providing on-site support services including but not limited to engineering assistance to address any technical difficulties related to the installation or operation of OCTG or related equipment;

and shall procure that members of the Group engage in only the aforesaid businesses and such other businesses as may be incidental to or in connection with the aforesaid businesses.

3.2 Conflict of Interest. All dealings between the Group Companies on the one hand and EMH, Mr. Piao or their Affiliates or any of them on the other hand shall be in the ordinary course of the Group’s business and on arm’s length commercial terms, and each of EMH and Mr. Piao shall ensure that any existing or potential conflicts of interest are brought to the attention of the Company at the earliest opportunity so that they can be dealt with in accordance with this Agreement.

ARTICLE IV

BOARD OF DIRECTORS

Prior to the Qualifying IPO, for so long as any Investors hold, in the form of Warrant Shares, an aggregate of more than fifty percent (50%) of the Warrant Shares issuable upon exercise of all Warrants, each of Mr. Piao and EMH agrees to vote, or cause to be voted, all Shares owned or Controlled by him or it, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of shareholders at which an election of Directors is held or pursuant to any written consent of the shareholders of the Company, one (1) individual designated by the Investors holding a majority in interest in the then outstanding Warrant Shares shall be elected to the Board of the Company (the “Investor Director”). The Investor Director elected pursuant to this Section 4.1(b) may not be removed from the Board unless such removal is directed by the Investors holding a majority in interest in the then outstanding Warrant Shares. Promptly following the election of any Investor Director, EMH and Mr. Piao shall cause the Company to enter into an indemnification agreement with such Investor Director substantially in the form attached hereto as Schedule 5.

ARTICLE V

RESERVED MATTERS

5.1 Negative Covenants. Each of Mr. Piao and EMH hereby undertakes to the Investors that, from the date hereof until the earlier of (i) the date on which the Investors, taken together, hold less than, in the form of Warrants and Warrant Shares, fifty percent (50%) of the Warrants and Warrant Shares in aggregate, or (ii) the Qualifying IPO, each of Mr. Piao and EMH will use their best efforts (including without limitation through the voting of all Shares owned or Controlled by him or it) to procure that none of the Group Companies (including without limitation the Company) will carry out any of the following, and to procure that the Board of Directors will not approve or authorize any of the foregoing, without the prior written consent of (x) the Investor Director, if any, or (y) if there is no then serving Investor Director, Investors holding a majority in interest in all then outstanding Warrant Shares (assuming conversion of all outstanding Warrants):

(a) participate in or carry out any acquisitions, mergers, restructuring, amalgamation or reconstruction, enter into any joint venture or partnership arrangement or incorporate any subsidiary, or dispose of any substantial assets, if any such individual or series of related transactions, would amount to a Change in Control or would involve a transaction value in excess of US$10,000,000;

(b) effect any material amendment to any part of its constitutive documents (including but not limited to its memorandum of association and articles of association) which may adversely affect any part of or all of the rights, interests and special privileges enjoyed by the Investors, whether directly or indirectly, in relation to the relevant Group Company, save for the amendments made to the aforesaid documents in order to comply with applicable law or the Note Purchase Agreement that gives effect to any provision in this Agreement;

(c) create, issue, purchase, redeem, increase, reduce, sub-divide, change or cancel its authorised, issued or registered share capital (as the case may be), enter into any transaction or series of related transactions which may lead to a change in the capital structure, including but not limited to the issue of new equity, debt or quasi-equity issue, or issue or grant any option or issue any Shares upon exercise of any option (including any employee share options), except that up to an aggregate of 10,000,000 Ordinary Shares may be issued pursuant to options granted prior to or after the date hereof without such consent;

(d) accumulate borrowings (whether from a bank or through issuance of debt instruments) or grant any guarantee, indemnity, charge or any security amounting to an aggregate principal sum in excess of US$10,000,000, or any single borrowing (whether from a bank or through issuance of debt instruments) or grant of any guarantee, indemnity, charge or security exceeding the principal sum of US$5,000,000 (excluding inter-company funding amongst the Group Companies to ensure that each of the Group Companies can meet its going concerns in the ordinary course of its business, provided, that such inter-company funding does not result in any material adverse effect on the Group);

(e) enter into any debts, contracts, agreements, transactions or arrangements with any member of the Group, their shareholders, directors or Affiliates in excess of US$1,000,000 in aggregate in any financial year that have not been approved by the Board as of the date hereof;

(f) declare any dividend or change its dividend policy, except as contemplated in the Note Purchase Agreement; or

(g) pass any resolution for its liquidation or winding up or apply for the appointment of a receiver, judicial manager, administrator or like officer over its business, undertakings or assets.

5.2 Obligations of EMH and Mr. Piao. EMH and Mr. Piao shall procure the following as long as any amount under the Notes remain unpaid: (i) any Director(s) nominated by EMH shall not approve any Board resolution regarding any of the Reserved Matters without prior written consent of the Investors holding a majority in interest in the Warrants and/or the Warrant Shares; and (ii) EMH as a shareholder of the Company shall not approve any shareholders’ resolutions regarding any of the Reserved Matters without prior written consent of the Investors holding a majority in interest in the Warrants and/or the Warrant Shares.

5.3 Group Decision. Insofar as any of the Reserved Matters is applicable to any of the Subsidiaries of the Company, the Company hereby undertakes to, and EMH and Mr. Piao hereby undertake to procure that the Company will, exercise its voting rights and to procure its Affiliates and the directors appointed by it to such Subsidiary to exercise their voting rights in accordance with the instructions of the Board, and to procure that such Subsidiary shall not without the prior written consent of the Board do any of the Reserved Matters.

ARTICLE VI

UNDERTAKINGS

6.1 Information. The Company hereby undertakes to the Investors that all statutory records and books of account of each Group Company will be duly entered up and maintained in accordance with all legal requirements applicable thereto and will contain true, full and accurate records of all matters required to be dealt with therein and all such records and books which are its property, will be in its possession or under its control and all accounts, documents and returns required to be delivered or made to the Governmental Authorities of its jurisdiction and/or in any relevant country will be duly and correctly delivered or made.

6.2 Further Undertakings. The Company further undertakes to each of the Investors that, for so long as any Investor holds Warrants and Warrants Shares representing in aggregate more than fifty percent (50%) of the Warrant Shares that it is originally entitled to hold upon the issuance of its Warrant:

(a) unaudited monthly management accounts, consisting of stand-alone income statement and balance sheet of each Subsidiary of the Company which is an operating entity from time to time for each month shall be produced and delivered to such Investor as soon as practicable but in any event within thirty (30) calendar days after the end of the relevant month;

(b) unaudited quarterly consolidated financial reports detailing the income statement, balance sheet and cash flow statements of the Group and the nature and the amount of all dealings between the Group Companies on the one hand and Mr. Piao and all existing shareholders of the Company and/or their Affiliates or any of them on the other hand from time to time for each financial quarter prepared in accordance with GAAP shall be produced and delivered to the Investors as soon as practicable but in any event within forty-five (45) days after the end of the relevant fiscal quarter;

(c) unaudited annual consolidated financial statements detailing the income statement, balance sheet and cash flow statements of the Group Companies (on a per company basis as well as consolidated basis) prepared in accordance with GAAP (and in respect of the individual company accounts, in accordance with the GAAP applicable to such company) shall be produced and delivered to the Investors within ninety (90) days after the end of the fiscal year of the relevant Group Company from time to time;

(d) audited annual consolidated financial statements detailing the income statement, balance sheet and cash flow statements of the Group Companies (on a consolidated basis) prepared in accordance with GAAP on a consistent basis and audited by a Big Four Accounting Firm shall be produced and delivered to the Investors within one hundred and twenty (120) days after the end of the fiscal year;

(e) the annual Group Budget and, if any is prepared, the annual business plan shall be produced and delivered to the Investors (if the Company validly approves its budget in December of the financial year) prior to the end of the current financial year;

(f) if so requested by the Investors, such other operations statistics and other trading and financial information, in such commercially reasonable form and manner as the Investors may require in order for them to be kept properly informed about the Group and to generally protect the interest of the Investors shall be produced and delivered to the Investors within a reasonable period of time;

(g) if so requested by the Investors and at their own costs, reasonable access to the properties, books and other records of each Group Company from time to time and permit the carrying out of audits and interviews with officers, employees, and professional advisors of the Company by representatives of the Investors, all in a commercially reasonable manner;

(h) the opportunity to discuss and review with the Company the accounts set out in Sections 6.2(a)-(d) above, within thirty (30) days from the Investors’ receipt of the same, shall be granted to the Investors;

(i) an appropriate and sufficient insurance policy shall be taken up and paid for by the Company to indemnify all Directors from and against all actions, losses, claims, proceedings, costs, demands and liabilities suffered by the Directors in the execution or attempted execution of any of the rights, powers, remedies, authorities or discretions vested in the Directors under or pursuant to his rights, privileges and duties as a director of the Company, unless such actions, losses, claims, proceedings, costs, demands and liabilities shall have arisen out of the willful default and gross negligence of the Directors. The Group shall also maintain insurance in such amounts and covering such risks as are usually and customarily carried with respect to similar businesses according to its locations;

(j) the Company shall permit each Investor, for as long as such Investor holds any Notes, Warrants or Ordinary Shares, and representatives of the Investor reasonably acceptable to the Company, to visit and inspect any of the Group’s properties, to examine the Group’s corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss the Group’s affairs, finances and accounts with their respective directors, officers and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested upon reasonable advance notice to the Company. The Company shall not be required to disclose details of contracts with or work performed for specific customers or by specific suppliers where to do so would violate confidentiality obligations to those parties. The Investors may exercise their rights under this Section 6.2(j) only for purposes reasonably related to its interests under this Agreement;

(k) The Company shall notify the Investors in writing and shall consult with the Investors prior to any change to the employment of or the termination (save for the summary dismissal of any employee in accordance with the terms of employment of such employee) of the employment of any of the Key Employees; and

(l) The Company shall notify the Investors in writing and shall consult with the Investors prior to any change or material alteration or amendment to the accounting principles under which the audited financial statements are prepared.

6.3 Non-Competition. The Company agrees with and undertakes to the Investors that it will procure that each of the Key Employees will, irrevocably and unconditionally, agree with and undertake to the Investors and the Company, and Mr. Piao hereby irrevocably and unconditionally agrees with and undertakes to the Investors for himself, that none of such Persons will (i) during their term of employment with any Group Company take up any executive position in any Person other than a Group Company or will commit less than substantially all of his efforts towards the development of the Business of the Group, except that Mr. Piao may engage in the iron ore mining business in the Kingdom of Cambodia, provided that such business activities are in no way in competition with the Business of the Group; or (ii) during their term of employment with any Group Company and for a period of at least six (6) months (provided, that such period shall be twelve (12) months with respect to Mr. Piao) after they cease to be employed by any Group Company, either on their own account or in conjunction with or on behalf of any other Person:

(a) carry on or be employed, engaged, concerned, provide technical expertise or be interested directly or indirectly in, any business, whether as shareholder, director, employee, partner, agent or otherwise, that is, in the reasonable opinion of the Board, in competition (whether directly or indirectly) with any business carried on or proposed to be carried on by the Group Companies from time to time;

(b) solicit or entice away or attempt to solicit or entice away from the Group Companies from time to time a customer, client, agent or correspondent of the Group Companies or in the habit of dealing with the Group Companies; or

(c) solicit or entice away or attempt to solicit or entice away from the Group from time to time, any person who is an officer, manager or employee of the Group whether or not such person would commit a breach of his contract of or employment by reason of leaving such employment.

6.4 Provisions for Protection of Legitimate Interests. Notwithstanding that the Parties agree that the restrictions in Section 6.3 are considered to be reasonable in all the circumstances, the Parties hereby further agree that if any one or more of such restrictions shall either taken by itself or themselves together be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interest of any Group Company from time to time, but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in any particular manner, the restrictions shall apply with such deletions, restrictions or limitations, as the case may be.

6.5 Intellectual Property Rights. The Company further undertakes to the Investors that:

(a) it will seek to protect the Group’s intellectual property rights as well as all future intellectual property rights of the Group through all requisite, appropriate and desirable means including but not limited to registration of trade marks, patents, inventions and copyrights with the appropriate authorities in the relevant jurisdictions and proper and enforceable legal documentation for all licenses;

(b) it will procure all employees and consultants of any Group Company to enter into standard agreement or undertaking with the Company, undertaking not to divulge, use (other than for the purpose and benefit of the Group) or infringe the trade marks, logo, inventions, know-how, technology, proprietary information and other intellectual property rights of the Group; and

(c) all trade marks, logo, inventions, know-how, technology, proprietary information and other intellectual property rights developed, acquired or filed by the employees of any Group Company in the course of their work or employment shall belong solely to such Group Company or transferred by such Group Company to its customers in the ordinary course of its business.

6.6 Compliance with Law. The Company will comply in all material respects with all applicable legislation or regulations and all conditions of any authority or consent relating to this Agreement and/or its business and operations in all material respects, and will notify the Investors in writing immediately in the event of any material breach or non-compliance furnishing details of the same. Notwithstanding the foregoing, neither the Company nor any Subsidiary nor any of their respective directors, officers or senior management staff shall effect any act or transaction involving the making or authorizing any payment, or the giving of anything of value, to any government official, political party, party official or candidate for political office for the purpose of influencing the recipient in his or its official capacity in order to obtain business, retain business or direct business to the Company or such Subsidiary or any other Person.

ARTICLE VII

DIVIDENDS

For the avoidance of doubt, prior to the exercise of any outstanding Warrant, the holder of such Warrant shall not be entitled to any dividend with respect to the Ordinary Shares transferable or issuable upon exercise of such Warrant, whether in the form of equity securities, cash or otherwise.

ARTICLE VIII

TRANSFERS AND ISSUANCE OF SHARES

8.1 Restrictions on Transfer.

(a) Mr. Piao undertakes to ensure that EMH shall not, and EMH undertakes that it shall not, sell, transfer or otherwise dispose of any Shares held by it other than in accordance with the provisions of this Agreement, except for any Shares transferred to any trust for the direct or indirect benefit of Mr. Piao, provided that (i) the transferee executes a Joinder under which the transferee shall be bound by the obligations and shall be entitled to the benefits of this Agreement as if it is an original party hereto in place of the transferor; and (2) the transferee provide evidence satisfactory to the investors showing that all security interests applicable to the transferred shares, including without limitation security interests granted in connection with the transactions contemplated by the Note Purchase Agreement, have been irrevocably released or satisfied or that all such security interests will be fully enforceable with respect to such Shares after giving effect to the proposed transfer. Mr. Piao and EMH shall procure the Company and the Board to, and the Company and the Board shall, decline to accept any instrument of transfer and register any sale, transfer or disposal of Shares that is in breach of the provisions of this Agreement.

(b) EMH and Mr. Piao shall not circumvent the restrictions set forth in this Section 8.1 by disposing of, directly or indirectly, their beneficial interests in the Company, including without limitation, by way of a disposition of shares they hold in the relevant holding entities that hold their Shares.

8.2 Right of First Refusal. Subject to the provisions of Section 8.1, any Share proposed to be transferred by EMH (in this Section referred to as the “Transferor”) shall first be offered to the Investors. The offer by the Transferor above shall be made by giving a notice in writing to the Company that it desires to transfer the same (the “Transfer Notice”) at a price to be set by the Transferor (the “Transfer Price”), and the Transfer Notice shall also set out the identity and background of the third party (if known to the Transferor) that the Transferor proposes to transfer its Shares to (“Third Party Purchaser”) and the terms of such transfer. The Transfer Notice shall constitute the Company as the Transferor’s agent for the sale of all the shares specified in the Transfer Notice (the “Transfer Shares”) during the period of thirty (30) days from the date of the Transfer Notice (the “Period”) and shall not be revocable except with the Board’s unanimous consent.

8.3 Notification to the Investors. Upon receipt of the Transfer Notice, the Company shall forthwith by notice in writing inform each Investor of the number of the Transfer Shares and the Transfer Price and invite such Investors to apply in writing to the Company within fourteen (14) days of the date of despatch of the notice (which date shall be specified therein), for such maximum number of the Transfer Shares (being all or any thereof) as it shall specify in such application.

8.4 Allocation of Transfer Shares. If any of the Investors shall within the period of fourteen (14) days as set out in Section 8.3 apply for all or any of the Transfer Shares, the Directors shall allocate the said Shares (or so many of them as shall be applied for as aforesaid) to each of the participating Investors and in case of competition, pro rata (as nearly as possible) according to the number of Shares (“First Allotment”) equivalent to the product obtained by multiplying the aggregate number of the Transfer Shares by a fraction, the numerator of which is the number of Ordinary Shares held by such Investor at the time of the transaction (calculated on an “as-if-exercised” basis, taking into account the exercise of any outstanding Warrants) and the denominator of which is the total number of Ordinary Shares owned by all the participating Investors at the time of the transaction (calculated on an “as-if-exercised” basis, taking into account the exercise of any outstanding Warrants), provided, that no Investor shall be obliged to take more than the maximum number of Transfer Shares specified by it as aforesaid. To the extent that any participating Investor does not exercise its right to purchase to the full extent of its First Allotment, the

Company shall, within five (5) days after the end of the period of fourteen (14) days as set forth in Section 8.3, make such adjustments to the First Allotment of each participating Investor so that any remaining Transfer Shares may be allocated to those Investors exercising their right of first refusal on a pro rata basis (provided, that such Investors have indicated their agreement to subscribe for such additional Transfer Shares) and give notice of such allocations (the “Allocation Notice”) to the Transferor and to the Investors to whom the Transfer Shares have been allocated and shall specify in such Allocation Notice the place and time (being not later than ten (10) days after the date of the Allocation Notice) at which the sale of the Transfer Shares so allocated shall be completed. Each of the Investors may assign its rights and obligations under Sections 8.2, 8.3 and 8.4 to any of its Affiliates.

8.5 Transfer of Shares. The Transferor shall be bound to transfer the Transfer Shares included in an Allocation Notice to the purchaser(s) named therein at the time and place therein specified and, if he shall fail to do so, a person appointed by the Board shall be deemed to have been appointed attorney of the Transferor with full power to execute, complete and deliver, in the name and on behalf of the Transferor, transfers of the Transfer Shares to the purchaser(s) thereof against payment of the price to the Auditors or such other person which the Company may appoint for the purpose of holding such price monies in escrow for the Transferor (such auditors or person, the “Escrow Agent”). The Company shall procure that, on payment of the price to the Escrow Agent, the Escrow Agent shall forthwith pay the price into a separate bank account in the Escrow Agent’s name and shall hold such price in trust for the Transferor and the fees of the Escrow Agent shall be borne by the Transferor and can be deducted from the amount due to the Transferor.

8.6 Co-sale/Tag-along Rights.

(a) Subject to and without prejudice to Sections 8.1 and 8.2, EMH hereby undertakes that in the event that it, through a transaction or series of transactions, transfers or intends to transfer or to procure a sale or transfer of any number of its Shares to any Third Party Purchaser, the Investors shall have the right (the “Co-Sale Right”), and not the obligation, exercisable upon written notice to Transferor, the Company and each other Investor (“Co-sale Notice”) within twenty (20) days after receipt of the Transfer Notice (the “Co-sale Right Period”), to participate in such sale of Shares at the same price as set forth in the Transfer Notice. The Co-Sale Notice shall set forth the number of Transfer Shares that such participating Investor wishes to include in such sale or transfer, and which amount shall not exceed the Co-Sale Pro Rata Portion (as defined below) of such Investor. To the extent one or more of the Investors exercise such Co-Sale Right in accordance with the terms and conditions set forth below, the number of Transfer Shares that the Transferor may sell in the transaction shall be correspondingly reduced. Each Investor may sell all or any part of that number of Ordinary Shares held by it that equals to the product obtained by multiplying (x) the aggregate number of the Transfer Shares subject to the co-sale right hereunder by (y) a fraction, the numerator of which is the number of Ordinary Shares owned by the Investor at the time of the sale or transfer (calculated on an “as-if-exercised” basis, taking into account the exercise of any outstanding Warrants) and the denominator of which is the combined number of Ordinary Shares at the time owned by all Investors (calculated on an “as-if-exercised” basis, taking into account the exercise of any outstanding Warrants) and EMH (“Co-Sale Pro Rata Portion”). To the extent that any Investor does not participate in the sale to the full extent of its Co-Sale Pro Rata Portion, the Transferor and the participating Investors shall, within five (5) days after the end of such Co-Sale Right Period, make such adjustments to the Co-Sale Pro Rata Portion of each participating Investor so that any remaining Transfer Shares may be allocated to other participating Investors on a pro rata basis.

(b) In the event that any of the Investors chooses to exercise its Co-Sale Rights set out in Section 8.6(a), the Transferor shall not transfer or dispose of its Shares to such Third Party Purchaser unless such Third Party Purchaser has agreed to purchase and does purchase the relevant number of Shares held by the Investors on terms no less favorable than those offered to the Transferor.

8.7 Transfer to Third Party Purchaser. Subject to the provisions of Sections 8.1 to 8.6, if none of the Investors accept the offer referred to above in respect of all the Transfer Shares set out in the Transfer Notice or if not all of the Transfer Shares are agreed to be taken up within thirty (30) days after the Transfer Notice is served, the Transferor may, after the above thirty (30) day period and within three (3) months of the date of the Transfer Notice, be at liberty to sell all (and not part only) of the Transfer Shares not agreed to be taken up by the Investors to the Third Party Purchaser set out in the Transfer Notice; provided, that:

(a) if any of the Investors chooses to exercise its rights under Section 8.6 above, there shall be no transfer of the Transfer Shares by the Transferor unless such Third Party Purchaser has agreed to purchase the Investor’s Shares in accordance with the said Section 8.6 and the Transfer Shares and the aforesaid Investor’s Shares are transferred to the Third Party Purchaser at the same time;

(b) the Transferor has received the prior written consent of the Board in relation to the Transfer, such consent not to be unreasonably withheld if (i) the provisions in this Article VII are complied with and (ii) the Third Party Purchaser is not a competitor or any past or existing customer or supplier of any of the Group Companies, is financially sound and is capable of performing and complying with the provisions of this Agreement applicable to the Transferor;

(c) the price at which such Third Party Purchaser acquires the Transfer Shares shall not be below the Transfer Price and shall be on terms no more favorable than those specified in the Transfer Notice;

(d) such Third Party Purchaser is not a competitor of the Group and will not cause any conflict of interest as a result of its shareholding in the Company; and

(e) the Transferor shall remain and continue to be liable and be responsible for the discharge, observance and performance of all his liabilities and obligations, whether actual or contingent, arising out of or in connection with this Agreement at any time up to and including the date of the transfer of the Transfer Shares and shall remain entitled to all accrued rights and benefits arising out of or in connection with the Transfer Shares.

8.8 Subsequent Sale. In the event the Transfer Shares are not sold by the Transferor to the Third Party Purchaser within three (3) months of the date of the Transfer Notice, any subsequent sale, transfer or disposal of the Transfer Shares shall be subject to fresh compliance with the provisions hereinbefore set out.

8.9 Condition of Transfer. Unless otherwise agreed by a majority in interest of the Investors, it shall be a condition precedent to the right of any Transferor to transfer Shares that the Transferee (if not already bound by the provisions of this Agreement) executes a Joinder under which the Transferee shall agree to be bound by the obligations and shall be entitled to the benefit of this Agreement as if it is an original party hereto in place of the Transferor. The foregoing condition precedent shall not be applicable to any share transfer by EMH, provided that following such transfer, EMH will continue to hold no less than fifty point one percent (50.1%) of the outstanding share capital of the Company calculated on a fully diluted basis.

8.10 Further Issue of Shares. Subject to Section 8.12, Mr. Piao and EMH shall take all reasonable steps, including without limitation the voting of all equity securities owned or Controlled by them, for the time being as lie within their power to procure that the Company shall not issue any further Shares whether forming part of its unissued Shares or new Shares without first offering to each of the Investors and any other then existing shareholders holding not less than ten percent (10%) of the then outstanding Shares of the Company (for the purpose of this Section 8.10 only, together with the Investors, “Offeree(s)”) of the Company such number of Shares equivalent to the product obtained by multiplying the aggregate number of such Shares to be issued by a fraction, the numerator of which is the number of Ordinary Shares held by such Offeree at the time of the propose issuance (calculated on an “as-if-exercised” basis, taking into account the exercise of any outstanding Warrants) and the denominator of which is the total number of outstanding Ordinary Shares of the Company at the time of the transaction (calculated on a fully diluted basis and “as-if-exercised”, taking into account the exercise of any outstanding Warrants). Such offer shall be made by notice specifying the number of new Shares offered, the proportionate entitlement of each Offeree, the price per Share and limiting a period (not being less than thirty (30) days) within which the offer, if not accepted, will be deemed to be declined. Upon the expiration of such period the Directors shall offer the Shares so declined, to the other Offerees who have notified their willingness to take all or any of such Shares in accordance with the terms of the offer and in case of competition, pro rata (as nearly as possible) according to the number of Ordinary Shares in the Company of which such other Offerees are registered or unconditionally entitled to be registered as holders of the Warrants or as shareholders of the Company, as the case may be. Each of the Investors may assign its rights and obligations under this Section 8.9 to any of its Affiliates.

8.11 Quasi-Equity. Without prejudice to Section 8.9 above, the Company, EMH and Mr. Piao hereby agree that the Investors shall have the first right to subscribe for any preference Shares, quasi-equity issue or any other instruments that can be converted into equity that may be issued by any Group Company, on the same terms and conditions as are set out in Section 8.9 above.

8.12 Exceptions. The rights of the Investors to participate in an issue by the Company of further Shares pursuant to Section 8.10 shall not apply in the following instances:

(a) where the issue of further Shares by the Company is made pursuant to the terms and conditions of the Note Purchase Agreement contemplated thereunder, or upon exercise of any outstanding Warrant and any exchangeable securities issued by EMH prior to the date hereof;

(b) where the further issuance of Shares by the Company amounts to the consideration paid by the Company pursuant to an acquisition or merger by the Company of or with another business entity, provided, that such acquisition or merger shall have received any approval required in accordance with Article V hereof;

(c) where the issuance of further Shares by the Company is made pursuant to a Qualifying IPO;

(d) where the issuance of further Shares by the Company is made to Persons with which the Company has business relationships and provided, that such issuance shall have received any approval required in accordance with Article V hereof;

(e) where the issuance of further Shares by the Company is made pursuant to the Company’s existing share incentive plan; or

(f) where the issuance of further Shares by the Company is made in connection with any share split, share dividend or other similar event in which all Investors are entitled to participate on a pro rata basis, subject to this Article VIII.

8.13 Buy-back of Untaken Shares by Company. Notwithstanding the foregoing provisions, in the event that the Company is entitled to exercise its preemptive rights under Section 8.2 above to acquire the Shares not taken up by the relevant Investors (“Untaken Shares”), the Company may, subject to approval by the Board and compliance with applicable laws, effect a buy-back of the Untaken Shares by the Company at the Transfer Price and the shareholder who is the Transferor (and any Director nominated by such Shareholder) shall abstain from voting in respect of such decision.

8.14 Waiver of Rights. The Company and EMH hereby waives any and all rights it may have under this Article VIII, the Memorandum and Articles of Association and otherwise in respect of the issuance and transfer of the Warrant Shares pursuant to the Note Purchase Agreement.

ARTICLE IX

PUBLIC LISTING

9.1 Qualifying IPO. The Company, EMS and Mr. Piao agree that each of them will use their best efforts to procure a Qualifying IPO by December 31, 2008 (or such other date as the Company and a majority in interest of the Investors may agree). In connection with the foregoing, EMS and Mr. Piao will procure that the Company will support the application for such a Qualifying IPO and each Party will exercise their respective votes at any general meeting of the Company called for such purpose or in any written resolution prepared for such purpose.

9.2 Consent to Non-Qualifying IPO. Any initial public offering of any equity securities of the Company that is not a Qualifying IPO shall require, in addition to any other approval required pursuant to this Agreement, the prior written consent of a majority in interest of the Investors.

ARTICLE X

SHARE CERTIFICATE LEGEND

A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company. Each certificate representing Shares now held or hereafter acquired by any Party shall for as long as this Agreement is effective bear legends substantially in the following forms:

THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A “TRANSFER”) AND VOTING OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THE INVESTORS’ RIGHTS AGREEMENT AMONG THE COMPANY AND THE SHAREHOLDERS NAMED THEREIN, A COPY OF WHICH MAY BE INSPECTED AT THE COMPANY’S PRINCIPAL OFFICE. THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE INVESTORS’ RIGHTS AGREEMENT.

ARTICLE XI

CONFIDENTIALITY

11.1 Confidential Undertaking. Each of the Parties agrees that the contents herein and all communications between the Parties and the Group Companies or any of them and all information and other materials supplied to or received by any of them from the others which is either marked “confidential” or is by its nature intended to be exclusively for the knowledge of the recipient alone and any information concerning the business transactions or the financial arrangements of the Parties or any person with whom any of them is in a confidential relationship with regard to the matter in question coming to the knowledge of the recipient are of a confidential nature and further undertakes with each other that, during the subsistence of this Agreement and for a period of three (3) years after the termination thereof, it will not, and will procure (not including the need to take legal action) that none of its Affiliates, officers, employees and agents will divulge or disclose the contents of this Agreement or the arrangements hereunder to any other person or entity.

11.2 Exceptions. The restriction in Section 11.1 above shall not apply if the information or knowledge concerned:

(a) has become public knowledge other than as a result of unauthorised disclosure by the relevant Party;

(b) is received by the relevant Party from a third party without any duty of confidentiality in relation thereto;

(c) is already in the possession of the relevant Party before negotiations commenced between the Parties;

(d) is developed or prepared by the relevant Party independently of information received after negotiations commenced between the Parties;

(e) is disclosed by the relevant Party to its Subsidiaries or Affiliates for internal reporting purposes, provided, that such Subsidiaries or Affiliates (as the case may be) shall have undertaken to comply with the confidentiality obligations hereto;

(f) is otherwise required to be disclosed by law or any regulatory authority or any rules of the relevant stock exchanges or any court properly exercising jurisdiction over the relevant Party or in accordance with the best accounting practice in the accounts of the relevant Party, provided, that, if any Party is required to make a disclosure by reason of this Section 11.2(f), it shall, to the extent reasonably possible, supply a copy of the contents of any such disclosure to the other Party prior to the making of such disclosure, failing which it shall do so as soon as is reasonably practicable after the making of such disclosure; or

(g) is disclosed by an Investor on its worldwide web page, provided, however that (i) such information may include only the name of the Company, the name of the Chief Executive Officer of the Company, a brief description of the Business of the Company and the Company’s logo and (ii) to the Company is given prior opportunity to approve any such information (except for such information mentioned in (i) above that is already public on such Investor’s worldwide web page).

11.3 Limited Disclosure. All Parties shall procure (not including the need to take legal action) the observance of the abovementioned restrictions by the Company and shall take all reasonable steps to minimise the risk of disclosure of confidential information, by ensuring that only their Affiliates, employees and directors and those of the Company whose duties will require them to possess any of such information shall have access thereto, and that the Parties shall procure (not including the need to take legal action) that their respective Affiliates, employees and directors shall treat the same as confidential.

11.4 Announcement. None of the Parties shall be entitled to make or permit or authorise the making of any press release or other public statement or disclosure concerning this Agreement or any of the transactions contemplated in it without prior written consent of the other Party (except as required by the Recognized Stock Exchange when such Party shall first supply a copy of such statement, release or disclosure to the others and shall incorporate any amendments or additions reasonably required by that other Parties).

11.5 Obligations to Survive. The obligations contained in this Article XI shall endure, even after the termination of this Agreement, except to the extent that and until any confidential information enters the public domain or otherwise as set out in Section 11.1 above.

ARTICLE XII

NATURE OF RIGHTS AND OBLIGATIONS

12.1 Reliance. The Company, EMH and Mr. Piao hereby jointly and severally acknowledge and covenant that the undertakings and obligations binding upon them in this Agreement are owed to, and shall be for the benefit of the Investors, their assigns, transferees and successors-in-title and for the avoidance of doubt also for the benefit of the transferees (of the Shares in the Company held by the Investors) who pursuant to any assignment, transfers or succession, come to hold such Shares in the Company.

12.2 Company’s obligations. Mr. Piao, EMH and the Investors shall procure and undertake that the Company will perform all its obligations under this Agreement and will observe all the terms and conditions set out in this Agreement.

ARTICLE XIII

REPRESENTATIONS AND WARRANTIES

Each of the Parties represents and warrants to and for the benefit of the other Parties as follows:

(a) each of them (which is a corporation) is a limited partnership, a limited liability company, or corporation duly organized (as applicable) and validly existing in good standing (as applicable) under the laws of the jurisdiction of its formation, and has the power and authority to own assets and to conduct the business which it conducts;

(b) each of them has the power to enter into, exercise its rights and perform and comply with its obligations under this Agreement and each of them (which is a corporation) has taken or obtained all necessary corporate and other actions to authorise the execution and delivery of this Agreement;

(c) neither the execution nor delivery of this Agreement by it, nor the consummation of the transactions contemplated hereby or thereby will:

(1) (where it is a corporation) violate any provision of its memorandum of association, articles of association, by-laws or other constitutive documents;

(2) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to it or by which its properties or assets is bound or affected; or

(3) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of, any lien, charge or Encumbrance on any of its properties or assets pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, permit, licence, franchise, agreement or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound or affected;

(d) all actions, conditions and things required to be taken, fulfilled and done including the obtaining of any authorisations, filings, registration, documentation or claim in order:

(1) to enable it to lawfully enter into, exercise its rights and perform and comply with its respective obligations under this Agreement; and

(2) to ensure that those obligations are legally binding and enforceable have been done, fulfilled and obtained and there has been no default in the observance of the conditions or restrictions (if any imposed) in or in connection with any of the same, have been taken, fulfilled and done or will be taken, fulfilled and done within the statutory period as the case may be;

(e) there are no pending proceedings or outstanding commitments against it which could have an adverse material impact on its ability to perform its obligations herein;

(f) it is not insolvent and (where it is a corporate entity) no petition or application in its respective country of incorporation or elsewhere for its winding up or dissolution (or analogous proceedings) has been presented and served on it and no order has been made or effective resolution passed for its winding up and no administrator or receiver and manager or judicial manager or similar officer has been appointed over any part of its material assets or undertakings; and

(g) no litigation, arbitration or administrative proceedings are current or pending or, so far as it is aware, threatened (i) to restrain the entry into, exercise of its rights under or performance or enforcement of or compliance with its obligations under this Agreement or (ii) which has or could have a material adverse effect on it.

ARTICLE XIV

MISCELLANEOUS

14.1 Termination. The following Sections of this Agreement shall automatically terminate upon the consummation of the Qualifying IPO: Articles III, IV, V, VI, VIII, IX and X.

14.2 Actions by EMH. EMH agrees that it shall procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions and shall otherwise exercise all powers and rights available to it in its capacity as a shareholder of the Company in order to give effect to the provisions of this Agreement.

14.3 Prevalence of Agreement. Without prejudice to the generality of Section 14.2, EMH agrees that, if any provisions of the memorandum of association or the articles of association or by-laws (as applicable) of any Group Company at any time conflict with any provisions of this Agreement, the provisions of this Agreement shall prevail and EMH shall exercise its powers and rights available to it in their capacity as a shareholder of the Company or procure the Company and/or its Affiliates to exercise their powers and rights available to them in their capacity as shareholders to procure the amendment of the memorandum of association or the articles of association or by-laws (as applicable) of such Group Company to the extent necessary to permit such Group Company and its affairs to be regulated as provided in this Agreement.

14.4 Remedies. No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by any of the Parties shall not constitute a waiver by such Party of the right to pursue any other available remedies.

14.5 Benefit. This Agreement shall benefit and be binding on the Parties, their respective successors and any permitted assignee or transferee of some or all of a Party’s rights or obligations under this Agreement. Any reference in this Agreement to any Party shall be construed accordingly.

14.6 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws and the terms and conditions thereof, the Investors may assign any of their rights under this Agreement to any of their respective Affiliates. Mr. Piao, EMH and the Company may not assign any of their rights under this Agreement without the written consent of a majority in interest of the Investors or their successors and permitted assigns. Notwithstanding the foregoing, in the event that the Company conducts a restructuring, capital reorganization, recapitalization or reincorporation, the Company shall procure that any entity that acquires all or substantially all of the Company’s assets or the listing entity that owns, directly or indirectly, the shares and assets of the Group, shall assume the obligations of the Company under this Agreement upon the consummation of the restructuring.

14.7 Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless consented to in writing by (i) the Company, (ii) a majority in interest of the Investors, and (iii) EMH.

14.8 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be made by facsimile, internationally recognized courier service or personal delivery:

(a)	if to EMH:

Address	No.38 Zhujiang Road Xinqu, Wuxi Jiangsu Province People’s Republic of China
Facsimile No.	(86 510) 8536-0599
Attention	Piao Longhua
Email Address	PiaoLH@wsphl.com
Telephone	(86 510) 8536-0599
(b)	if to the Company:

Address	No.38 Zhujiang Road Xinqu, Wuxi Jiangsu Province People’s Republic of China
Facsimile No.	(86 510) 8522-6351
Attention
Email Address
Telephone	(86 510) 8522-6351

with a copy to:	Latham & Watkins LLP 41st Floor, One Exchange Square 8 Connaught Place, Central Hong Kong
Facsimile No.	(852) 2522-7006
Attention	David Zhang

(c)	if to the Investors: As set out in Column 2 of Schedule 1.
(d)	if to Mr. Piao:

Address	No.38 Zhujiang Road Xinqu, Wuxi Jiangsu Province People’s Republic of China
Facsimile No.	(86 510) 8522-6351
Attention	Mr. Piao Longhua
Email Address	PiaoLH@wsphl.com
Telephone	(86 510) 8522-6351

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; three (3) Business Days after being deposited with an internationally recognized courier service, if delivered by courier service; and when receipt is mechanically acknowledged, if sent by facsimile. Any Party may by notice given in accordance with this Section 14.8 designate another address or Person for receipt of notices hereunder.

14.9 Counterparts. This Agreement may be executed in any number of counterparts and by the Parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of a signature page of this Agreement.

14.10 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the construction of provisions hereof.

14.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

14.12 Dispute Resolution.

(a) Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved at the first instance through consultation between the Parties to such Dispute. Such consultation shall begin immediately after any Party has delivered written notice to any other Party to the Dispute requesting such consultation.

(b) If the Dispute is not resolved within sixty (30) days following the date on which such notice is given, the Dispute shall be submitted to arbitration upon the request of any Party to the Dispute with notice to each other Party to the Dispute (the “Arbitration Notice”).

(c) The arbitration shall be conducted in Hong Kong and shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Procedures for the Administration of International Arbitration in force at the time of the commencement of the arbitration. There shall be three (3) arbitrators. The claimants in the Dispute shall collectively choose one arbitrator, and the respondents shall collectively choose one arbitrator. The Secretary General of the HKIAC shall select the third arbitrator, who shall be qualified to practice law in the State of New York. If any of the members of the arbitral tribunal have not been appointed within thirty (30) days after the Arbitration Notice is given, the relevant appointment shall be made by the Secretary General of the HKIAC.

(d) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law, as in effect at the time of the commencement of the arbitration. However, if such rules are in conflict with the provisions of this Section 14.12, including the provisions concerning the appointment of arbitrators, the provisions of this Section 14.12 shall prevail.

(e) Each Party to the arbitration shall cooperate with each other Party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other Party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such Party.

(f) The arbitrators shall decide any Dispute submitted by the Parties to the arbitration tribunal strictly in accordance with the substantive law of the State of New York and shall not apply any other substantive law.

(g) Any Party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(h) The Parties to this Agreement agree to the consolidation of arbitrations under the Transaction Documents in accordance with the provisions of this Section 14.12.

(1) In the event of two or more arbitrations having been commenced under any of the Transaction Documents, the tribunal in the arbitration first filed (the “Principal Tribunal”) may in its sole discretion, upon the application of any Party to the arbitrations, order that the proceedings be consolidated before the Principal Tribunal if (i) there are issues of fact and/or law common to the arbitrations, (ii) the interests of justice and efficiency would be served by such a consolidation, and (iii) no prejudice would be caused to any Party in any material respect as a result of such consolidation, whether through undue delay or otherwise. Such application shall be made as soon as practicable and the Party making such application shall give notice to the other Parties to the arbitrations.

(2) The Principal Tribunal shall be empowered to (but shall not be obliged to) order at its discretion, after inviting written (and where desired oral)

representations from the Parties that all or any of such arbitrations shall be consolidated or heard together and/or that the arbitrations be heard immediately after another and shall establish a procedure accordingly. All Parties shall take such steps as are necessary to give effect and force to any orders of the Principal Tribunal.

(3) If the Principal Tribunal makes an order for consolidation, it: (i) shall thereafter, to the exclusion of other arbitral tribunals, have jurisdiction to resolve all disputes forming part of the consolidation order; (ii) shall order that notice of the consolidation order and its effect be given immediately to any arbitrators already appointed in relation to the disputes that were consolidated under the consolidation order; and (iii) may also give such directions as it considers appropriate (x) to give effect to the consolidation and make provision for any costs which may result from it (including costs in any arbitration rendered functus officio under this Section 14.12); and (y) to ensure the proper organization of the arbitration proceedings and that all the issues between the Parties are properly formulated and resolved.

(4) Upon the making of the consolidation order, any appointment of arbitrators relating to arbitrations that have been consolidated by the Principal Tribunal (except for the appointment of the arbitrators of the Principal Tribunal itself) shall for all purposes cease to have effect and such arbitrators are deemed to be functus officio, on and from the date of the consolidation order. Such cessation is without prejudice to (1) the validity of any acts done or orders made by such arbitrators before termination, (2) such arbitrators’ entitlement to be paid their proper fees and disbursements and (3) the date when any claim or defence was raised for the purpose of applying any limitation period or any like rule or provision.

(5) The Parties hereby waive any objections they may have as to the validity and/or enforcement of any arbitral awards made by the Principal Tribunal following the consolidation of disputes or arbitral proceedings in accordance with this Section 14.12 where such objections are based solely on the fact that consolidation of the same has occurred.

(i) During the course of the arbitration tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

(j) The award of the arbitration tribunal shall be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

14.13 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

14.14 Entire Agreement. This Agreement is intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, representations, warranties or undertakings with respect to the subject matter contained herein, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the Parties with respect to such subject matter including, but not limited to, “Express of Interest for Proposed Equity Investment” entered into by and among the Parties on September 27, 2007.

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IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Investors’ Rights Agreement on the date first written above.

Company

WSP Holdings Limited
By:
By:	/s/ Longhua Piao
Name: Title:

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Investors’ Rights Agreement on the date first written above.

EMH

Expert Master Holdings Limited
By:
By:	/s/ Longhua Piao
Name: Title:

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Investors’ Rights Agreement on the date first written above.

Mr. Piao

Mr. Piao Longhua
/s/ Longhua Piao

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Investors’ Rights Agreement on the date first written above.

The Investors

Actis China Investment Holdings No. 9 Limited.
By:
By:	/s/
Name: Title:

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Investors’ Rights Agreement on the date first written above.

The Investors

Evolution Master Fund Ltd. SPC, Segregated Portfolio M
By:
By:	/s/
Name: Title:

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Investors’ Rights Agreement on the date first written above.

The Investors

CQS Convertible and Quantitative Strategies Master Fund Limited
By:
By:	/s/
Name: Title:

SCHEDULE 1

INVESTORS

Investors (1)	Contact Particulars (2)
Actis China Investment Holdings No. 9 Limited

Actis China Investment Holdings No. 9 Limited
712, China World Tower 2
1 Jianguomenwai Avenue
Chaoyang District, Beijing, 100004
Fax: (8610) 6505-8111
Tel: (8610) 6505-6655
Attention: John Liu
With a copy to:
O’Melveny& Myers LLP
31st Floor, China World Tower 1
1 Jianguomenwai Avenue
Chaoyang District, Beijing, 100004
Fax: (8610) 6535-4201
Tel: (8610) 6535 4206
Attention: Howard Zhang

CQS Convertible and Quantitative Strategies Master Fund Limited	c/o CQS (UK) LLP 33 Chester Street London SW1X 7BL Fax: (207) 201 1156 Attention: Legal Department

CQS Asia Master Fund Limited	c/o CQS (UK) LLP 33 Chester Street London SW1X 7BL Fax: (207) 201 1156 Attention: Legal Department

Evolution Master Fund Ltd. SPC, Segregated Portfolio M	c/o Evolution Capital Management LLC 1132 Bishop Street, Suite 1880 Honolulu, HI 96813 U.S.A. Fax: + 1 (808) 441-4946 Attention: Richard Chilsholm

SCHEDULE 1

SCHEDULE 2

KEY EMPLOYEES

Name	Position
Longhua Piao	Chairman and Chief Executive Officer
Xizhong Xu	Director and Assistant General Manager
Baiqin Yu	Vice General Manager of Production
Yi Zhang	Vice General Manager of Technology
Zongdi Ye	Vice General Manager of Machinery
Yip Kok Thi	Chief Financial Officer
Rixin Luo	Assistant General Manager of Sales and Marketing
Yanping Dong	Assistant General Manager of Administration

SCHEDULE 2

SCHEDULE 3

FORM OF JOINDER

THIS JOINDER is made on the day of
BETWEEN
(1)	[ ] of [ ] (the “New Shareholder”);
AND
(2)	THE PERSONS WHOSE NAMES ARE SET OUT IN SCHEDULE 1 (collectively the “Investors,” and individually, an “Investor”);
(3)	Mr. Piao Longhua, a national of the People’s Republic of China (“Mr. Piao”)
AND
(3)	WSP Holdings Limited, a company incorporated in the Cayman Islands and having its registered address at [ ] (the “Company”).

WHEREAS an Investor’ Rights Agreement was entered into on October 17, 2007 by and among, inter alia, EMH, Mr. Piao, the Investors and the Company (the “Investors’ Rights Agreement”), a copy of which the New Shareholder hereby confirms that it has been supplied with and acknowledges the terms therein.

NOW IT IS AGREED as follows:

In this Joinder, unless the context otherwise requires, words and expressions respectively defined or construed in the Investors’ Rights Agreement shall have the same meanings when used or referred to herein.

The New Shareholder hereby accedes to and ratifies the Investors’ Rights Agreement and covenants and agrees with Mr. Piao, EMH, the Investors and the Company to be bound by the terms of the Investors’ Rights Agreement as if it had been a party thereto from the outset and to duly and punctually perform and discharge all liabilities and obligations whatsoever from time to time to be performed or discharged by it under or by virtue of the Investors’ Rights Agreement in all respects as if named as a party therein.

Each of Mr. Piao, EMH, the Investors and the Company covenants and agrees that the New Shareholder shall be entitled to all the benefits of the terms and conditions of the Investors’ Rights Agreement to the intent and effect that the New Shareholder shall be deemed, with effect from the date on which the New Shareholder is registered as a shareholder of the Company, to be a party to the Investors’ Rights Agreement.

This Joinder shall hereafter be read and construed in conjunction and as one document with the Investors’ Rights Agreement and references in the Investors’ Rights Agreement to “the Agreement” or “this Agreement”, and references in all other instruments and documents executed thereunder or pursuant thereto to the Investors’

SCHEDULE 3

Rights Agreement, shall for all purposes refer to the Investors’ Rights Agreement incorporating and as supplemented by this Joinder.

THIS JOINDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

Section 14.12 of the Investors’ Rights Agreement shall apply to this Joinder and shall be incorporated herein by reference.

The address of the undersigned for purposes of all notices under the Investors’ Rights Agreement is: [	].

[NEW SHAREHOLDER]
By:
Name:
Title:

SCHEDULE 3

Schedule 1 to JOINDER

The Investors

SCHEDULE 3

SCHEDULE 4

FORM OF INDEMNIFICATION AGREEMENT

SCHEDULE 4